EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS SECOND QUARTER RESULTS

Exclusive of One-Time Non-Core Settlement in 2016, Results Reflect Material Increases in
Revenue and Operating Income From Licensing

New York, New York August 14, 2017 - Network-1 Technologies, Inc. (NYSE MKT: NTIP) today announced financial results for the quarter ended June 30, 2017.

Network-1 had revenue of $4,862,000 and $11,083,000 for the three and six months ended June 30, 2017, respectively, as compared to revenue of $20,447,000 and $25,637,000 for the three and six months ended June 30, 2016, respectively.  Revenues for the three and six months ended June 30, 2016 included revenue from a one-time payment of $17,500,000 during the three months ended June 30, 2016 from settlement of a professional liability claim.

Excluding revenue from settlement of the professional liability claim for the three and six months ended June 30, 2016, revenue for the three months and six months ended June 30, 2017 from the licensing of Network-1's patents increased $1,915,000 or 65% and $2,946,000 or 36%, as compared to the three and six months ended June 30, 2016, respectively.

Network-1 had operating income of $2,337,000 for the three months ended June 30, 2017 compared with an operating income of $13,066,000 for the three months ended June 30, 2016.  The decreased operating income of $10,729,000 for the three months ended June 30, 2017 was primarily due to increased revenue for the three months ended June 30, 2016 from settlement of the professional liability claim.

Exclusive of the professional liability settlement for the three months ended June 30, 2016, operating income increased $1,638,000 or 261% for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016.

Network-1 had operating income of $5,590,000 for the six months ended June 30, 2017 compared with an operating income of $15,489,000 for the six months ended June 30, 2016.  The decreased operating income of $9,899,000 for the six months ended June 30, 2017 was primarily due to increased revenue for the six months ended June 30, 2016 from settlement of the professional liability claim.  Exclusive of the professional liability settlement for the six months ended June 30, 2016, operating income increased $2,335,000 or 135% for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.

Network-1 realized net income of $1,544,000 or $0.06 per share (basic and diluted) for the three months ended June 30, 2017 compared with net income of $8,230,000 or $.35 per share (basic and diluted) per share for the three months ended June 30, 2016.  The decrease in net income of $6,686,000 was primarily due to income associated with the $17,500,000 professional liability settlement for the three months ended June 30, 2016.

Network-1 realized net income of $3,812,000 or $0.16 per share (basic) and $0.14 per share (diluted) for the six months ended June 30, 2017 compared with net income of $12,050,000 or $0.52 per share (basic) and $0.49 per share (diluted) for the six months ended June 30, 2016.  The decrease in net income of $8,238,000 was primarily due to income associated with the $17,500,000 professional liability settlement for the six months ended June 30, 2016.

At June 30, 2017, Network-1 had cash and cash equivalents of $51,895,000 and working capital of $54,608,000.  Network-1 believes based on its current cash position and projected licensing revenue from its existing license agreements and other revenue that it will have sufficient cash to fund its operations for the foreseeable future.

On June 16, 2017, Network-1 announced that its Board of Directors had extended and increased its previously announced share repurchase program (the "Share Repurchase Program"), permitting Network-1 to repurchase up to $5,000,000 of shares of its common stock over the next two years (for a total authorization since inception of the program of approximately $17,000,000). Since inception of the Share Repurchase Program in August 2011 through June 30, 2017, Network-1 repurchased an aggregate of 7,161,725 shares of its common stock under the Share Repurchase Program at an average price of $1.74 per share or an aggregate cost of approximately $12,440,000 (exclusive of commissions).  During the three months ended June 30, 2017, Network-1 repurchased 235,721 shares of its common stock at an aggregate cost of $975,834 (exclusive of commissions) or an average per share price of $4.14.

On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.

On February 2, 2017, Network-1's Board of Directors declared an initial semi-annual cash dividend of $0.05 per common share with a payment date of March 24, 2017 to all common stockholders of record as of March 3, 2017.

On July 25, 2017, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share with a payment date of September 20, 2017 to all common stockholders of record as of September 1, 2017.

On May 9, 2017, Network-1's wholly-owned subsidiary, Mirror Worlds Technologies, LLC, initiated patent litigation against Facebook, Inc. in United States District Court for the Southern District of New York for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439, patents within Network-1's Mirror Worlds Patent Portfolio.  The lawsuit alleges that the aforementioned patents are infringed by Facebook's core technologies that enable Facebook's Newsfeed and Timeline features.  The lawsuit further alleges that Facebook's unauthorized use of the stream based solutions of the asserted patents has helped Facebook become the most popular social networking site in the world.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

          Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-three (33) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $116,000,000 from May 2007 through June 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The condensed statements of operations and condensed balance sheet are attached.

Network-1 Technologies, Inc.
Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

REVENUE	$4,862,000	$20,447,000	$11,083,000	$25,637,000

OPERATING EXPENSES:
Costs of revenue	1,583,000	5,754,000	3,375,000	7,240,000
Professional fees and related costs	215,000	372,000	620,000	825,000
General and administrative	440,000	426,000	924,000	828,000
Amortization of patents	50,000	297,000	100,000	711,000
Stock-based compensation	237,000	32,000	474,000	44,000
Contingent patent cost	—	500,000	—	500,000
TOTAL OPERATING EXPENSES	2,525,000	7,381,000	5,493,000	10,148,000

OPERATING INCOME	2,337,000	13,066,000	5,590,000	15,489,000
OTHER INCOME:
Interest income, net	25,000	16,000	34,000	26,000

INCOME BEFORE INCOME TAXES	2,362,000	13,082,000	5,624,000	15,515,000

INCOME TAXES:
Current	818,000	330,000	1,773,000	381,000
Deferred taxes, net	—	4,522,000	39,000	3,084,000
Total income taxes	818,000	4,852,000	1,812,000	3,465,000

NET INCOME	$1,544,000	$8,230,000	$3,812,000	$12,050,000

Net Income Per Share
Basic	$0.06	$0.35	$0.16	$0.52
Diluted	$0.06	$0.33	$0.14	$0.49

Weighted average common shares outstanding:
Basic	24,285,803	23,300,638	24,202,788	23,276,295
Diluted	26,693,310	24,637,316	26,514,620	24,451,944

Cash dividends declared per share	—	—	$0.05	—

NET INCOME	$1,544,000	$8,230,000	$3,812,000	$12,050,000

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain on securities available-for-sale arising during the period	2,000	16,000	1,000	43,000

COMPREHENSIVE INCOME	$1,546,000	$8,246,000	$3,813,000	$12,093,000

Condensed Consolidated Balance Sheet as of June 30, 2017 Cash and cash equivalents	$51,895,000

Total current assets	$57,402,000

Total assets	$58,728,000

Total current liabilities	$2,794,000

Total long term liabilities	$-0-

Total stockholders' equity	$55,934,000

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